Exhibit 10.10

                       INDEPENDENT CONTRACTOR'S AGREEMENT
                                 October 2, 2000

United Ventures Group, Inc., a Delaware corporation, with its principle office at 131 West 35th Street (Fifth Floor), New York, New York 10018 (hereinafter referred to as "UVGI") and Kalman Strobel, a resident of New York with an office at 131 West 35th Street (Fifth Floor), New York, New York 10018 (hereinafter referred to as "Kalman") do, as of this 2nd day of October, 2000, agree as follows:

WHEREAS, Kalman is, or has been, actively engaged in a broad range of business interests including, but not limited to, real estate ventures, gold mines in Ghana and Guyana, chemicals, fishlock and until recently the jewelry business through his ownership of A.K.S. Jewelry Manufacturing Corp. and AKS International AA Corp; and

WHEREAS, Kalman through entities owned by him has a broad range of experience and expertise in sourcing raw material for and in the production and marketing of quality precious metal chain and other jewelry, with and without gems; and

WHEREAS, Kalman, through entities owned by him, controls patents relating to precious metal chain construction and has employed customized machinery, equipment and trained personnel to produce jewelry for his own account and for others at his New York City business location; and

WHEREAS, UVGI is purchasing the customer lists, good will and specified assets of A.K.S. Jewelry Manufacturing Corp. and AKS International AA Corp. under a contemporaneously executed Agreement of even date and desires to retain the services of Kalman as an independent contractor hereunder to facilitate the orderly transfer of the business of such corporations' jewelry business to UVGI as well as the maintenance, continuation and growth of such business; and

WHEREAS, Kalman is amenable to serving as an independent contractor on the terms and for the period set forth below.

NOW, THEREFORE, by virtue of these promises the parties hereto agree as follows:

1. Duties: Kalman will assist UVGI in retaining the loyalty and business of those customers whose names appear on the Customer List being conveyed to UVGI simultaneously herewith by affiliates of Kalman under separate Agreement. In addition, he will contact them on behalf of UVGI and encourage them to increase their product orders from UVGI. He shall comport himself with former customers of his jewelry operation in such a manner as to convey the impression that the management is unchanged so long as such conduct does not create real exposure to Kalman or his affiliated entities. Kalman will not be deemed to be in breach of this Agreement if, in spite of his efforts, customers are lost or is generally unsuccessful in increasing aggregate orders, sales, productivity with respect to the jewelry business that Kalman has been involved with while under AKS Jewelry Manufacturing, Inc. or AKS AAA International, Inc. Kalman shall also provide advice, guidance and assistance to UVGI in the areas of new product development to the extent that he is called upon to do so; and jewelry design, manufacture and marketing. Kalman agrees to devote at least 80% of his business time, attention and energies to faithfully and to the best of his abilities



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perform his above described duties for UVGI, its subsidiaries and affiliates.
While Kalman can devote the balance of his time to other endeavors he shall not engage in any aspect of the jewelry business with persons other than UVGI, its affiliates or subsidiaries without (a) first obtaining the written approval of UVGI (which may be withheld without reason) and (b) without offering UVGI or its affiliates or subsidiaries the right to participate on equal terms with him, and entities or persons controlled by him or common control. Notwithstanding the previous sentence, it is understood that Kalman is expected to devote time to collect the jewelry receivables that were not acquired by UVGI, its subsidiaries and affiliates from NIGT Inc., Kalman's affiliate, and will strive to do so to the best of his ability in a manner that will retain the good will of the account debtors so as not to impact or endanger ongoing business between such account and UVGI; it being understood between parties hereto that any loss of business as a result of such collection efforts shall not be deemed a breach hereunder. In situations where collection proves difficult Kalman shall confer with UVGI's officers before instituting a collection action and collecting such receivables but in no event shall Kalman be prevented from collecting such receivables by any legal means available to him. Kalman is also authorized and expected to sell off the inventory retained by him and his affiliates to third parties; provided, however, that he shall first offer the same to UVGI, its affiliates and subsidiaries, at an at cost basis. Kalman will exercise his reasonable efforts to cause entities controlled by him, who are indebted to former suppliers and creditors of his jewelry business, to pay, if possible, their outstanding obligations due to such suppliers and creditors in a sufficiently timely basis so that it does not interfere with UVGI's ability to continue to do business with them under normal trade terms. In furtherance of assuring a continuity of the former business relationships enjoyed by Kalman in the jewelry business he undertakes to credit returns of jewelry from customers:

     (a) Received within sixty days of the date hereof, whatever the dollar amount (provided said returns are within the usual and customary trade practices of the jewelry business); (b) received within six months from the date hereof if it is for an amount in excess of $5,000. He may do so either through monthly offsets of inventory sold to UVGI, its affiliates or subsidiaries or, in months when the offset is insufficient, by cash settlements. Anything herein to the contrary notwithstanding, should UVGI, its affiliates or subsidiaries not purchase an interest in the machinery utilized by Kalman, or his affiliates in the past, pursuant to an Equipment and Machinery Purchase Option Agreement, to produce gold chain on or before the date set forth therein, and, the rental arrangement for such equipment and machinery is not renewed than Kalman shall be free to produce and market from said machines gold and silver rope chain for his own account as well as sell the machinery that produces the same; provided, however, UVGI is given the right of first refusal to purchase the same. Finally, it is understood that ownership and operation of gold mines, or marketing and trading in gold bullion is not considered the jewelry business for purposes of this Agreement.

2. Performance of Duties: Kalman, shall perform his services from such location or locations, in such manner and through such means as he determines; provided, however that such services are professionally and ethically done. Kalman shall provide his own office and computer hardware and software to carry out his duties hereunder. However, UVGI, shall provide Kalman with an office in its facilities upon notice from Kalman at UVGI's premises.

3. Term: Absent any justifiable action taken pursuant to this Agreement, your employment will commence on the date hereof and will terminate at the close of business


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three (3) years hence. Upon mutual agreement, reduced to writing, we may extend this employment arrangement on a year to year basis on such terms as may be agreed upon.

4. Base Salary: Kalman's base compensation for services rendered hereunder will be $150,000 per annum payable bi-monthly, payable in arrears on the 15th and on the final day of the month. Anything herein to the contrary notwithstanding Kalman may supply the services he is to provide hereunder through a wholly owned entity such as a Sub Chapter S corporation or a LLC; provided, however, that he is the supplier of the services for such entity. He may also designate that entity as the party to whom payments are to be made hereunder by UVGI, its affiliates and subsidiaries.
5. Incentive Compensation: (a) For Year l-Should the gross revenues, for the first twelve months of this Agreement for the product lines being presently acquired by UVGI or its subsidiaries from you or entities controlled by you, together with the gross revenues generated from any additional product lines developed by the subsidiary or division of UVGI carrying on your former A.K.S. Jewelry Manufacturing Corp. and AKS International AA Corp business, exceed Six Million Dollars, but are less then Eight Million Dollars, you will receive UVGI shares of One Hundred Thousand Dollars in value as determined below. Should the gross revenues for such measuring period equal or exceed Eight Million Dollars, but are less then Ten Million Dollars, Kalman, or designee, will receive Two Hundred Thousand Dollars in value as determined below. Finally, should gross revenues for such measuring period equal or exceed Ten Million Dollars then Kalman will receive Two Hundred and Fifty Thousand in value as determined below.

     (b) For Year 2- Should the gross revenues, for the second twelve months of this Agreement for the product lines acquired by UVGI or its subsidiaries from Kalman or entities controlled by Kalman, together with the gross revenues generated from any additional product lines developed by the subsidiary or division of UVGI carrying on Kalman's former A. K. S. Jewelry Manufacturing Corp. and AKS International AA Corp. business, exceed Eight Million but are less than Ten Million Dollars, Kalman, or designee, will receive UVGI shares of One Hundred Thousand Dollars as determined below. Should the gross revenues for such measuring period exceed Ten Million Dollars but are less than Twelve Million Dollars Kalman or designee will receive UVGI shares of Two Hundred Thousand in value as determined below. Should the revenues for such measuring period exceed Thirteen Million Dollars, Kalman or designee will receive UVGI shares of Two Hundred and Fifty Thousand in value as determined below.

(c) For Year 3- Should the gross revenues, for the third twelve months of this Agreement for the product lines acquired by UVGI or its subsidiaries from Kalman or entities controlled by Kalman , together with the gross revenues generated from any additional product lines developed by the subsidiary or division of UVGI carrying on Kalman's former A. K. S. Jewelry Manufacturing Corp. and AKS International AA Corp. business, exceeds Ten Million Dollars but are less than Twelve Million Dollars Kalman or designee will receive UVGI shares of One Hundred Thousand Dollars value as determined below. Should the gross revenues for the measuring period exceed Twelve Million but are less than Fourteen Million Dollars for the measuring period, Kalman or designee will receive UVGI shares of $200,000 in value as determined below. Should the gross revenues for the measuring period exceed


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Fourteen Million Dollars for the measuring period, Kalman or designee shall receive UVGI shares of $250,000 in value as determined below.

(d) Should Kalman resign or be terminated as an independent contractor of UVGI during a measuring period the amount of incentive compensation he may be entitled to shall be pro-rated for the portion of the period he was employed. Thus, for example, if Kalman's revenues generated in the first quarter of year 3 are such, that when projected over the four quarters of such year would yield 13 Million Dollars (when such remaining quarters are counted as producing the equal of last years like quarters adjusting for holidays that may shift into different quarters) than Kalman shall receive shares valued at $50,000 (one fourth of $200,000).

     The shares to be issued will be issued promptly after completion of UVGI's audit for the applicable fiscal year. As a publicly traded company UVGI is required to file its financial statements in its Annual Report on Form 10-K not later than 90 days following the conclusion of its fiscal year. The number of shares of UVGI stock you receive as incentive compensation for year 1 will be determined by dividing the amount of Incentive Compensation earned, utilizing the above formula, by the closing bid price on a share of UVGI stock on the day prior to issuance of that stock. For example, if such shares closed at $1. bid and you earned $250,000 in Incentive Compensation, because gross revenues exceeded Ten Million Dollars, you would receive 250,000 shares of UVGI. Sale of those shares shall be registered on Form S-8 as expeditiously as is possible. Until registered all such shares shall be "Restricted Shares" and shall bear a legend to that effect.

6. Company Car: UVGI will provide Kalman with a monthly car rental allowance of four hundred ($400) dollars per month during the term of this Agreement so long as he is serving as an independent contractor.

7. Benefits: If legally possible Kalman will be provided with fully paid family health insurance coverage and personal disability insurance comparable to that provided to the Chairman of the Board of UVGI. If this is legally impossible due to Kalman's independent contractor status, Kalman will be provided a monthly amount equal to that expended by UVGI for family health insurance and personal disability insurance for UVGI's Chairman.

8. Taxes: Kalman, as an independent contractor, is entirely responsible for the payment of all taxes, be they U. S., foreign, state, or local on his compensation for services to be provided for hereunder and shall be responsible for any estimated tax payments that may be required by any applicable law.

9. Termination of the Agreement by the Company: UVGI has the right to terminate your employment as an independent consultant at any time, with or without cause, in its sole discretion. In the event of termination Kalman's exclusive remedies are those set forth in Section 10.



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10.   Severance Payment:

     (a) If, during the term of this Agreement, UVGI elects to terminate Kalman's employment as an independent contractor without cause, as defined below, UVGI shall continue to pay Kalman his base compensation from the date of termination until the earlier of (i) the date on which Kalman's contract as an independent contractor would have terminated (including extensions of the same by mutual written agreement) but for the earlier termination; or (ii) the date Kalman violates the provisions contained in Item 12 of this Agreement, plus the Incentive Compensation pro-rated from the beginning of the twelve month period that measures incentive compensation within which Kalman's agreement was terminated through the date of termination. Reference is made to Section 5 (d) hereof for an example as to how the adjustment for incentive compensation is effected. The foregoing payments are hereinafter referred to as the Liquidated Termination Payment or the "LTP."

     (b) You will not be entitled to the LTP if your termination is either a result of your death, voluntary departure or due to (or justifiable by) cause which is defined as: (i) commission of any act of fraud, or intentional material misrepresentation or serious misconduct in connection with the business of UVGI or its subsidiaries, including but not limited to, falsifying any documents or agreements (regardless of form); or (ii) willful breach or habitual neglect of any material aspect of Kalman's duties, as described in this Agreement, after written notice and a reasonable opportunity to cure, provided, however that lack of profitability or growth in the business of UVGI shall not constitute proof, in of itself, that Kalman has breached or neglected his duties hereunder; or
(iii) while serving UVGI or its subsidiaries as an independent contractor, and without the written approval of the Chief Executive Officer of UVGI Kalman performs services for any other corporation or person which is not permitted hereunder and which competes with UVGI or its subsidiaries; or (iv) Kalman is convicted by a court of competent jurisdiction of a felony or any crime involving dishonesty.

     Upon termination of Kalman's employment as an independent contractor by UVGI for any of the reasons defined above, or voluntary termination of the independent contractor status by Kalman, no Severance Payment will be required to be made nor will Kalman be entitled to any other benefits under this Agreement. This provision shall not be construed as limiting any other rights that UVGI may have against you.

     (c) If there is a dispute between Kalman and UVGI as to whether the termination was justifiable for any of the reasons enumerated above (x) such termination shall nonetheless be effective, (y) such dispute shall be subject to litigation pursuant to this agreement, and (z) the LTP payments (i.e. base compensation and incentive bonus) to be made by UVGI in connection with such termination shall be deposited into escrow with the Court until the final resolution of such dispute; provided, however, that in the event Kalman is successful in such litigation he shall promptly collect all the LTP payments made into the escrow account and collect form UVGI, any interest that has accrued on such LTP from the date of such wrongful termination at the legal rate of the Court. The losing party to any such litigation shall be obligated to reimburse the other party for all its fees and expenses in conducting such litigation including without limitation the reasonable attorneys' fees.


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11. Ability to Contract; Kalman has advised UVGI that Kalman has the right to enter into this independent contractor's arrangement and that Kalman is not subject to any agreement that would preclude him from entering into the same or fulfilling the Duties and obligations reasonably expected of him hereunder.

12. Confidentiality, Return of Materials and Competition: (a) As noted before this offer of employment is made in connection with the sale by you, or entities controlled by you, of certain business lines, trade secrets patents, other intellectual property and know how. In addition, during the performance of your duties on behalf of UVGI, you may receive and be entrusted with certain additional confidential and/or secret information of a proprietary nature. Other than as required in connection with your duties, you agree not to disclose, use or permit anyone else access to, during your employment or anytime thereafter, any such information which is not publicly available otherwise.

     (b) You also agree, upon the termination of your employment for any reason, to return to UVGI any materials containing any confidential and/or secret information as well as all property and tangible assets of UVGI.

     (c) During the term of Kalman's service as an independent contractor and for one year thereafter (or any extension of such status), Kalman shall not directly or indirectly, for himself or as an agent, representative, or employee of another (i) encourage any employee of UVGI, its affiliates and subsidiaries, to leave the employ of UVGI to join an entity or person whose business is competitive with that of UVGI; (ii) encourage any customer, supplier or service provider of UVGI to terminate such relationship where such action would be detrimental to UVGI's business as it is then being conducted; and (iii) solicit business from any then customer of UVGI or one with whom it had solicited business from or did business with during the preceding 12 months in areas of business UVGI engages in; provided, however, that should UVGI terminate Kalman without cause and fail to pay him the LTP it has obligated itself to pay under
Item 10 of this agreement then Kalman may seek and obtain competitive employment.

13. Survival: This is the entire agreement with regard to the subject matter. Should any provision of this Agreement be determined to be unenforceable as a matter of law the arbitrator is authorized to substitute such provision as most closely meets the intent of UVGI in offering the independent contractor status to Kalman memorialized in this Agreement.

14. Governing Law: Any dispute relating to this Agreement shall be determined in New York, New York in the appropriate Court. This Agreement will be governed by and construed under the laws of the State of New York without regard to the choice of laws provisions of that state.

                                    United Ventures Group, Inc.



                                    By:
------------------------               ---------------------------
Kalman Strobel                             Isaac Nussen CEO


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